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EXHIBIT 5.1

August 5, 2003

The St. Paul Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102

Re:
The St. Paul Companies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

        I am the Senior Vice President and Corporate Secretary of The St. Paul Companies, Inc., a Minnesota corporation (the "Company"), and have acted as counsel to the Company in connection with the filing under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8, dated the date hereof (the "Registration Statement"), relating to the Company's Irish Sharesave Scheme (the "Plan") and the issuance under the Plan of 30,000 shares of the Company's Common Stock (the "Shares"). In that capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records as I have deemed necessary or appropriate in connection with this opinion, including the Company's Restated Articles of Incorporation, its Bylaws, the Plan, and the Registration Statement. I have also reviewed such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:

        1.     The Company is duly and validly organized and existing and in good standing under the laws of the State of Minnesota.

        2.     All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

        3.     The Shares that are being registered under the Registration Statement have been duly authorized and, when issued, delivered and paid for in accordance with the Plan, will be validly issued, fully paid and nonassessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Interests of Named Experts and Counsel" contained in the Registration Statement.

Very truly yours,
/s/ BRUCE A. BACKBERG Bruce A. Backberg Senior Vice President and Corporate Secretary

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  EXHIBIT 5.1